NYSE: WMB

Date:	Feb. 23, 2005

Williams Replaces 248 Percent of 2004 U.S. Natural Gas Production
Total Domestic and International Proved Reserves Grow to 3.2 Tcfe

      TULSA, Okla. – Williams (NYSE:WMB) announced today that its domestic and international proved natural gas and oil reserves as of Dec. 31, 2004, increased to 3.2 trillion cubic feet equivalent (Tcfe).

      Williams replaced its 2004 U.S. natural gas production of 191 billion cubic feet equivalent (Bcfe) at a ratio of 248 percent. A reserves reconciliation follows the main text in this news release.

      U.S. reserves increased 10.5 percent to 3.0 Tcfe compared with 2.7 Tcfe a year earlier. More than 99 percent of Williams’ U.S. proved reserves are natural gas.

      Key to Williams’ U.S. reserves increases were drilling and downspacing in the Piceance Basin along with drilling in the Powder River and San Juan basins. Williams also achieved a domestic drilling success rate of approximately 99 percent in 2004.

      International reserves were unchanged at 36 million barrels of oil equivalent – 68 percent of which is crude and liquids and 32 percent natural gas.

      “Our significant acceleration of drilling activity drove another year of strong reserves growth,” said Ralph Hill, senior vice president of Williams’ exploration and production business.

      “Our 2004 drilling activity resulted in the addition of 451 billion cubic feet equivalent in net reserves. That exceeds what was strong performance in 2003, when we added 408 billion cubic feet equivalent in net reserves as a result of drilling activity.”

      In 2005, Williams plans to increase capital spending by approximately 25 percent over 2004 levels. The company plans to invest between $500 million and $575 million to develop production from its long-term drilling inventory.

      “We’re optimistic about our potential to quickly develop our asset base of long-lived, repeatable reserves,” Hill said. “The experience and expertise we’ve established in our core basins makes us an operator of choice and enhances our ability to capture existing and new opportunities for reserves additions.”

      Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan and Arkoma basins in the United States.

      Williams also owns an approximately 69 percent interest in APCO Argentina (NASD:APAGF), a separately traded oil and gas company with properties in Argentina, and a 10 percent interest in the La Concepcion oil field in Venezuela.

      Virtually all – 99.6 percent – of Williams’ year-end 2004 U.S. proved reserves estimates were either audited by Netherland, Sewell & Associates, Inc., or, in the case of reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD.

      Proved reserves estimates for APCO Argentina were prepared by Ryder Scott Company. Gaffney, Cline & Associates audited La Concepcion’s proved reserves estimates .

      The reserve replacement ratio of 248 percent was calculated by dividing the sum of changes (acquisitions, additions and revisions) to the estimated proved reserves during 2004 by Williams’ 2004 production of 191 Bcfe.

      For purposes of converting volumes of crude oil and liquids reserves to a natural-gas-equivalent measure in this report, the company used a ratio of one barrel to 6,000 cubic feet.

      Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.

U.S. Proved Reserves Reconciliation
Figures in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2003	2,703
Acquisitions, net of divestitures	23
Additions and revisions	451
Production	(191)

Proved reserves Dec. 31, 2004	2,986

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.